Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Gammon Gold, Inc.

Halifax, Nova Scotia

We hereby consent to the incorporation by reference in the Form F-4 Registration Statement of our reports dated October 14, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Capital Gold Corporation as of July 31, 2010 and for the year then ended, which are incorporated by reference in that Registration Statement.

We also consent to the reference to us under the caption “Independent Auditors” in the Registration Statement.

/s/ BDO USA, LLP

New York, New York

November 4, 2010